Exhibit 23.1

Consent of Independent Auditor

Franchise Group, Inc.

Virginia Beach, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-182585) of Franchise Group, Inc. of our report dated January 7, 2020, relating to the combined financial statements of Sears Outlet Stores (a carve-out business of Sears Hometown and Outlet Stores, Inc.), which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Chicago, Illinois

January 8, 2020